WRITER'S DIRECT DIAL:
(813) 227-8473
WRITER'S E-MAIL:
mbrundage@hwhlaw.com

September 15, 2005

Michael A. Maltzman, CFO
Stratus Services Group, Inc.
500 Craig Road
Suite 201
Manalapan, New Jersey 07726

Re:	Continued forbearance regarding default under outsourcing agreement dated August 13, 2004, by and between ALS, LLC and Stratus Services Group, Inc., as amended (the “Agreement”)

Dear Mr. Maltzman:

As you know, this law firm represents ALS, LLC (“Advantage”) in connection with the Agreement and Advantage’s business relationships with Stratus Services Group, Inc. (“Stratus”). Capital TempFunds (“CTF”) is Stratus’ secured lender under the terms and conditions of a loan and security agreement dated as of December 8, 2000 as amended and modified (the “Secured Loan”). By letters dated July 29, 2005, and August 5, 2005, Advantage has provided Stratus with written notices of its defaults and material breaches of payment obligations due under the Agreement. Stratus has failed to cure the material breaches of payment obligations within two business days of notice and therefore, pursuant to paragraph 3 of the Agreement, Advantage currently has the right to terminate the Agreement. Additionally, as a result of the defaults, Stratus owes to Advantage $1,000.00 per day of payment obligation breach or 24% annual interest on the outstanding amount, compounded daily, or a maximum allowed by law, whichever is higher. We understand that CTF has declared defaults under the Secured Loan, but has entered into a forbearance agreement with Stratus through at least September 30, 2005.

This letter sets forth the terms by which the parties agree to a forbearance of enforcement of existing defaults that have been declared by Advantage as to the Agreement and CTF as to the Secured Loan. Due to the time urgency in getting this letter agreement prepared and executed, the parties agree to enter a more formal agreement if reasonably necessary.

Advantage will forbear from enforcing current defaults under the Agreement, unless a default occurs hereunder, on the following terms and conditions:

1.
On Stratus’ direction which is given hereby, CTF shall wire transfer to Advantage by 10:00 a.m. Eastern on September 16, 2005 the sum of $1,405,000 of the $1,655,000 presently owed by Stratus to Advantage pursuant to the terms of the Agreement (which excludes the $600,000 subordinated receivable, which will remain due and owing). The remaining $250,000 shall be paid, by wire transfer, as soon as possible but no later than by September 29, 2005.

2.
Conditioned upon timely receipt of the payment required in paragraph 1 above, and so long as payments continue to be made, in accordance with paragraph 4 below, Advantage will release and fund the current payroll associated with the Agreement.

3.	Provided that Stratus complies with all the terms of this forbearance agreement, Advantage will continue to perform under the Agreement through September 29, 2005.

4.
Advantage shall invoice to Stratus as to the payroll paid under paragraph 2 above consistent with the Agreement except that such invoices shall have two components: (a) invoices totaling the amount of $1,100,000 shall be due and payable on or before September 22, 2005 and September 29, 2005, respectively, (the “Deferred Amount”); and (b) the remaining amount due under invoices after deducting $1,100,000 shall be due and payable immediately (the “Immediately Due Amount”).

5.
Stratus shall repay the Immediately Due Amount by directing CTF, on a daily basis starting Friday September 16, 2005, to advance and wire transfer to Advantage from available funds under the Secured Loan. Stratus shall provide Advantage with an exact copy of the loan status provided by CTF.

6.
Stratus shall be in default hereunder unless the Immediately Due Amount is paid in full by September 21, 2005 and September 28, 2005, respectively. The Deferred Amount shall be due in full without further notice or demand at 12:00 p.m. Eastern on September 29, 2005.

7.
Any further default under the Agreement or the Secured Loan shall be a default hereunder, unless specifically stated other wise herein. A default hereunder or under the Agreement shall entitle Advantage to immediately terminate the Agreement and immediately seek all available remedies. For the term hereof, CTF agrees to give Advantage and Stratus immediate and simultaneous notice of any default by Stratus hereunder or under the Secured Loan. For the term hereof, Advantage agrees to give CTF and Stratus immediate and simultaneous notice of any default by Stratus hereunder or under the Agreement.

8.
CTF shall forbear from exercising its rights under the Secured Loan during the Forbearance Period pursuant to the separate forbearance agreement, an executed copy of which will be immediately provided to Advantage. Stratus shall provide Advantage with copies of the executed forbearance agreement with CTF. Advantage’s obligation to forbear hereunder shall cease if CTF ceases to forbear under its forbearance agreement and Advantage’s right to cease forbearing hereunder shall constitute Advantages sole remedy against CTF.

HILL, WARD & HENDERSON, P.A.
s/
Michael P. Brundage

ALS, LLC By: s/ Jay Wolin Its: EVP	Stratus Service Group, Inc. By: s/ Michael A. Maltzman Its: Exec VP & CFO
Acknowledged and consented to by Capital TempFunds, Inc. By: s/ Gerard Gabriele Its: Senior Vice President